Exhibit 99.1

Press Release	MAILING ADDRESS
P.O. Box 513396
Los Angeles, CA 90051-1396
5200 Sheila Street
Commerce, CA 90040
www.unifiedgrocers.com

For Immediate Release

Date:	Wednesday, October 28, 2015
Contact:	Paul Dingsdale, Director, Corporate Communications
	(323) 881-4150	pdingsdale@unifiedgrocers.com

Unified Grocers, Inc. CFO Rich Martin to retire;

Michael F. Henn appointed to fill role

(LOS ANGELES) — Unified Grocers, Inc. today announced that Executive Vice President, Finance and Administration and Chief Financial Officer Richard J. Martin will retire after 18 years with the company.

“When I became CEO, I asked Rich to stay on for a while to provide guidance, continuity and support to the organization,” said Unified President and CEO Bob Ling. “That Rich has stayed on well beyond expectations is a reflection of his commitment to Unified’s success and his respect for the people and members that make this company what it is. Rich recently celebrated his 70th birthday. Having just completed some important projects, including the sale of our insurance subsidiaries, the time was right for Rich to take his well-earned retirement. We thank Rich for his many contributions to the company and, most importantly, his friendship and leadership over the years. Rich will continue to serve as an advisor to the company.”

Prior to joining Unified, Rich was the Executive Vice President and Chief Financial Officer for Rykoff-Sexton, Inc. During his 10 years with Rykoff-Sexton, the company tripled in size through successive mergers. Rich’s career experience also includes 21 years with the public accounting firm Arthur Andersen, where he was a partner for 10 years. While he was working in public accounting, Rich practiced as a Certified Public Accountant in numerous states.

Outside of work, Rich has been active in the United Way of Los Angeles and various professional organizations. He is a graduate of The Ohio State University.

Michael F. Henn will succeed Rich as Executive Vice President, Chief Financial Officer. Michael is an accomplished senior executive with extensive experience in high-level corporate strategy and organizational governance across a wide variety of industries, including the grocery business.

“Unified is extremely fortunate to welcome Mike to the team,” said Ling. “He will serve as a key advisor, interfacing with the Board of Directors and partnering with the senior management team members on all financial and accounting matters.”

Most recently, Michael was Managing Director of R.E. Stangeland Enterprises in San Marino, Calif. Prior to that, he served as Chief Financial Officer of publicly held companies including Exult, Inc., an Irvine, Calif., outsourcer of human resource services to Global 500 companies; KBHome, a Los Angeles, Calif., Fortune 500 homebuilder; and The Vons Companies, Arcadia, Calif., a Fortune 500 supermarket retailer.

Michael is also an experienced public sector and academic board member. He currently serves as a board member of St. John’s Northwestern Military Academy in Delafield, Wis. He was a City of Newport Beach Council Member from 2006-2014 and Mayor in 2011.

Michael obtained his B.S. and MBA in Finance from Northern Illinois University.

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated almost $4 billion in sales during fiscal year 2014, offer independent retailers all the resources they need to compete in the supermarket industry.